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                                                                     EXHIBIT 2.3




                 [PAXSON COMMUNICATIONS CORPORATION LETTERHEAD]




                                October 1, 1997




Clear Channel Metroplex, Inc.
Clear Channel Metroplex Licenses, Inc.
Clear Channel Communications, Inc.
200 Concord Plaza
San Antonio, Texas  78216

Ladies and Gentlemen:

     Reference is hereby made to that certain Asset Purchase Agreement dated as of August 25, 1997 (the "Purchase Agreement"), by and among Paxson Communications Corporation, a Delaware corporation ("Seller"), Clear Channel Metroplex, Inc., a Nevada corporation ("CCM"), Clear Channel Metroplex Licenses, Inc., a Nevada corporation ("CCL;" CCM and CCL being referred to herein, collectively, as "Buyer"), and Clear Channel Communications, Inc., a Texas corporation ("Guarantor"). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms under the Purchase Agreement.

1. Sections 8.2(b), 8.2(c), 8.3(b) and 8.3(c) are hereby amended by deleting the phrases "the President" and "the Secretary" therein and replacing them with the phrase "an authorized officer," and the Section titles to Section 8.2(c) and 8.3(c) are hereby amended by substituting therefor the Section titles "Officer's Certificate."

2. All references in Section 10.2(b) and 10.3(b) of the Purchase Agreement to the amount "$56,967,153" are hereby amended by deleting such references and replacing them with the amount "$56,742,153."

3. Billboard site O-71, listed in Schedule 3.5 of the Purchase Agreement as a "Paxson-Owned" property interest ("Parcel O-71"), in fact is not an owned site. Seller occupies Parcel O-71 pursuant to an agreement which provides that Seller shall be required to remove Seller's billboard structure located on Parcel O-71 within ten days after receipt of notice from Orange County, Florida, that a contract for road
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Clear Channel Metroplex, Inc.
Clear Channel Metroplex, Licenses, Inc.
Clear Channel Communications, Inc.
Page 2


     construction has been let on Parcel O-71. In consideration for a reduction in the Purchase Price in the amount of $7,500, Buyer hereby waives, and releases Seller from, any claims Buyer has or may have as a result of the mischaracterization of Parcel O-71 in Schedule 3.5 of the Purchase Agreement.

4. Notwithstanding anything to the contrary contained in the Purchase Agreement, Buyer and Seller hereby acknowledge and agree that on and after the LPI Sale Date, Seller and those employees, which are parties to employment agreements which are Assumed Contracts, may enter into aggrements to effectuate the deletion of the provisions of such Assumed Contracts providing for the employee to be eligible to receive options to purchase common stock of PCC ("Stock Option Consideration") and may, in separate agreements, provide Stock Option Consideration to such employees as Seller may elect. For purposes of the Purchase Agreement, any such Stock Option Consideration shall not constitute an Assumed Liability.

5. The Terms and provisions of this letter and the amendments to the Purchase Agreement effected hereby shall become effective as of the date first above written upon execution of this letter by Buyer, Seller and Guarantor.

6. The Purchase Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

7. From and after the date hereof, each reference in the Purchase Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Purchase Agreement, as amended by this letter.

8. This letter and the amendments to the Purchase Agreement effected hereby shall be governed in all respects by the laws of the State of Florida (without giving effect to the provisions thereof relating to conflicts of law).

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Clear Channel Metroplex, Inc.
Clear Channel Metroplex, Licenses, Inc.
Clear Channel Communications, Inc.
Page 3

     If the foregoing accurately reflects your understanding and constitutes an agreement, please sign below and the enclosed counterpart of this letter, evidencing your acceptance and agreement with the foregoing, and return one counterpart of this letter to the undersigned. This letter may be signed in counterparts, all of which taken together shall constitute an instrument, and any of the parties hereto may execute this letter by signing any such counterpart.


                                        Very truly yours,


                                        PAXSON COMMUNICATIONS
                                        CORPORATION


                                        By:  /s/  ANTHONY L. MORRISON
                                           --------------------------
                                           Name:  Anthony L. Morrison
                                           Title: Vice President

Accepted and agreed to as of the date set forth above:

                                        CLEAR CHANNEL METROPLEX, INC.

                                        By: /s/  KENNETH E. WYKER
                                           ----------------------------
                                           Name: Kenneth E. Wyker
                                           Title: Senior Vice President


                                        CLEAR CHANNEL METROPLEX
                                        LICENSES, INC.

                                        By: /s/  KENNETH E. WYKER
                                           ----------------------------
                                           Name: Kenneth E. Wyker
                                           Title: Senior Vice President

                                        CLEAR CHANNEL COMMUNICATIONS
                                        INC.

                                        By: /s/  KENNETH E. WYKER
                                           ----------------------------
                                           Name: Kenneth E. Wyker
                                           Title: Senior Vice President